                                          LINENS 'N THINGS, INC. AND SUBSIDIARIES
                                        COMPUTATION OF NET INCOME PER COMMON SHARE
                                         (in thousands, except per share amounts)


                                                                     Thirteen Weeks Ended               Thirty-Nine Weeks Ended
                                                               September 30,        October 2,       September 30,        October 2,
                                                                    2000              1999               2000                1999
                                                               --------------     --------------    ----------------     -----------
                                                                         (Unaudited)                          (Unaudited)
Basic

    Weighted-average number of shares
     outstanding                                                      39,965             39,395             39,706            39,305
                                                               ==============     ==============    ===============      ===========

    Net income applicable to common shares                           $18,406            $14,662            $30,408           $23,360
                                                               ==============     ==============    ===============      ===========

    Per share amounts
        Net income per share                                           $0.46              $0.37              $0.77             $0.59
                                                               ==============     ==============    ===============      ===========

Diluted

    Basic weighted-average number of shares
     outstanding                                                      39,965             39,395             39,706            39,305

     Effect of outstanding stock options and
     deferred stock grants                                               846              1,545                910             1,654
                                                               --------------     --------------    ---------------      -----------

     Diluted weighted-average number of shares
      outstanding                                                     40,811             40,940             40,616            40,959
                                                               ==============     ==============    ===============      ===========

    Net income applicable to common shares                           $18,406            $14,662            $30,408           $23,360
                                                               ==============     ==============    ===============      ===========

    Per share amounts
        Net income per share                                           $0.45              $0.36              $0.75             $0.57
                                                               ==============     ==============    ===============      ===========


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